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Bob Engelberg

VP Business Development

Datatec Systems

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Datatec Systems Releases Unaudited Q4 FY2003 Summary Results

and Fiscal 2004 Guidance

FAIRFIELD, N.J. - June 26, 2003, Datatec Systems, Inc., a leading provider of technology deployment software, services and post-implementation customer care solutions, today released unaudited summary results for the fourth quarter of fiscal 2003 plus revenue and earnings guidance for fiscal 2004.

Summary Historical and Forecast Earnings Report
	FY2001 Audited	FY2002 Audited	FY2003 Unaudited	FY2004 Forecast
Revenue	$96.1m	$75.3m	$125.1m	$120 - $125m
Gross margin $'s	$16.2m	$23.9m	$27.2m	$30.6m
Gross margin %	16.8%	31.7%	21.7%	25%
EBITDA	$(11.7)m	$4.5m	$9.4m	$14 - $15m

Net Income (Loss)	$(19.4)m	$(2.7)m	$1.4m	$6 - $7m
Avg # of Shares Outstanding	33.6m	35.2m	36.1m	42.5m
Per Share	$(0.58)	$(0.08)	$0.04	$0.14 - $0.16

Revenues in Q4 FY2003 are expected to be $33.5 million with a net loss of $(1.1) million or ($0.03) per share. The Company has continued to vigorously control costs and expenses, however certain unexpected expenses affected the latter half of fiscal 2003, and in particular Q4. These expenses included very significant increases in medical claims, D&O insurance as well as audit fees. For the entire 2003 fiscal year, revenues are expected to be $125.1 million and net income is expected to be $1.4 million or $0.04 per share.

Margins in the year were negatively impacted by a sales mix that comprised of a much larger than anticipated materials component, and in the fourth quarter, by certain unanticipated increases to medical and other employment costs. Medical claims have returned to expected level this far in fiscal 2004.

For fiscal 2004, Datatec expects that sales, excluding potential sales from new government opportunities, will be in the range of $120 to $125 million and earnings per share will be between $0.14 and $0.16. The Company expects to be profitable in all four quarters. Any Government sales in the year would be incremental to both the top and bottom line forecasts.

Commenting on the forecast, Isaac Gaon, Chairman and CEO said, "We have recently started to receive specific pricing requests for projects related to Government opportunities. But given that this is a new market segment for Datatec, and one where we have neither the history nor experience to support a reasonable forecast, management has decided to exclude any potential government related sales in the fiscal 2004 forecast. Nevertheless, we continue to feel confident about the outcome of our entry into this market segment."

Mr. Gaon continued, "The much anticipated technology recovery has remained illusive, and visibility for the 2004 fiscal year remains equally murky. We are therefore primarily focusing on improving gross margins, cash flow and profitability in fiscal 2004, which should reduce the Company's future working capital needs. The Company expects to achieve improvements to gross margins, profitability and cash flows by taking a more selective approach to project opportunities, adjusting its sales mix and continuing to focus on expense control. Management anticipates that software licensing and configuration / integration services, which have higher gross margin contributions than other offerings, will comprise a larger percentage of total sales in fiscal 2004. The recent acquisition of Millennium Care, combined with Datatec's Asset Guardian software-enabled services, is expected to contribute to this gross margin improvement. The forecast does anticipate continued small increases in technology related capital expenditures, but does not anticipate any significant capital expenditure growth until early calendar 2004. Despite the slight set back in Q4, fiscal 2003 saw sales increase by 66%, EBITDA increase by 109% and the bottom line swing from a loss of $(2.7) million to a profit of $1.4 million."

About Datatec Systems, Inc.

Fairfield, N.J.-based Datatec Systems specializes in the rapid, large-scale market absorption of networking technologies. Datatec's deployment services utilize a software-enabled implementation model to configure, integrate, roll out and support new technology solutions using a "best practices" structured process. Its customers include Fortune 1000 companies and world-class technology providers. Datatec stock is listed on the Nasdaq Stock Market (DATC). For more information, visit www.datatec.com.

Forward-Looking and Cautionary Statements

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements related to fiscal 2004, including revenue and sales forecasts, gross margin forecasts, EBITA forecasts, net income forecasts, average number of shares outstanding forecasts, per share income forecasts, sales mix expectations, results of acquisitions and higher margin offerings. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements, as more fully discussed in Datatec's filings with the Securities and Exchange Commission. Datatec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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